Exhibit 99.1

NGL Energy Partners LP Closes Acquisition of Hillstone

Tulsa, Okla. – November 1, 2019 – NGL Energy Partners LP (NYSE: NGL) (“NGL” or the “Partnership”) announced it has closed its previously announced acquisition of all of the equity interests of Hillstone Environmental Partners, LLC (“Hillstone”) from Golden Gate Capital for approximately $600 million, subject to certain adjustments. Hillstone provides water pipeline and disposal infrastructure solutions to producers with a core operational focus in the state line area of southern Eddy and Lea Counties, New Mexico and northern Loving County, Texas in the Delaware Basin, which complements NGL’s existing Delaware Basin water franchise.

“Combined with our recent acquisition of Mesquite, we now have over 250,000 acres dedicated to our Delaware Basin water disposal system, with over 330,000 barrels per day of minimum volume commitments and an acreage weighted average remaining contract term of over 10 years,” stated Doug White, NGL’s Executive Vice President of Water Solutions.  “The acquired Hillstone contracts are with high-quality, investment-grade producers, including some of the largest oil and gas companies in the United States.  Our Delaware Basin water disposal system now consists of approximately 58 disposal facilities, 112 injection wells, approximately 2.8 million barrels per day of operating disposal capacity and approximately 380 miles of water disposal and transportation pipelines.  We expect over 80% of the volumes on this system to be delivered via pipeline and to continue to grow our pipeline infrastructure and interconnectivity of the system.”

The long-term, fee-based Delaware Basin contracts acquired through this acquisition include the following:

-	20 year Poker Lake acreage dedication, including first-call rights for water disposal covering approximately 70,000 acres, with XTO Energy, an ExxonMobil subsidiary;
-	10 year acreage dedication, including first call rights, with a leading independent exploration and production company; and
-	Multiple contracts, including certain minimum volume commitments and acreage dedications, with one of the largest crude oil and natural gas exploration and production companies in the United States.

NGL financed this transaction utilizing $200 million of preferred equity, with the remaining balance funded under the Partnership’s revolving credit facility. The Partnership’s revolving credit facility was recently amended to re-allocate the working capital and acquisition facilities, along with certain adjustments to financial covenants, which better aligns with the Partnership’s operational strategy following the recent sale of the majority of its refined products segment. The Partnership’s revolving credit facility now has a total borrowing capacity of $1.790 billion, with $600 million allocated to the working capital facility and $1.190 billion allocated to the acquisition facility. Beginning with the period ending December 31, 2019, the Partnership will be subject to a total leverage covenant (including working capital borrowings) of 5.75x which will adjust to 5.50x on June 30, 2020, a senior secured leverage covenant (also including working capital borrowings) of 3.50x, and an interest coverage covenant of 2.50x.

Barclays acted as financial advisor to NGL. Winston & Strawn LLP acted as legal counsel to NGL on the Hillstone transaction. Hunton Andrews Kurth LLP served as legal counsel to NGL on the preferred equity financing transaction.

Analyst/Investor Call – November 8, 2019

Members of NGL’s management team intend to host a call to discuss the Hillstone acquisition and other current events, along with the results of its fiscal second quarter ended September 30, 2019 on Friday, November 8, 2019 at 10:00 am CST. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 2980107. An archived audio replay of the call will be available for 7 days beginning at 1:00 pm CST on November 8, 2019, which can be accessed by dialing (855) 859-2056 and providing access code 2980107.

An updated investor presentation will be posted on NGL’s Investor Relations website at www.nglenergypartners.com/investor-relations/presentations after the filing of the Partnership’s Quarterly Report on Form 10-Q.

Forward Looking Statements

Certain matters contained in this press release include “forward-looking statements.” All statements, other than statements of historical fact, included in this press release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary business segments: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP

Investor Relations:

Trey Karlovich, 918-481-1119

Chief Financial Officer and Executive Vice President

Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119

Senior Vice President - Finance and Treasurer

Linda.Bridges@nglep.com

Commercial:

Doug White, 303-815-1010

Executive Vice President - Water Solutions

Doug.White@nglep.com